As filed with the Securities and Exchange Commission on September 25, 2018

Registration No. 333-_________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

C-BOND SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Colorado	26-1315585
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

6035 South Loop East, Houston, TX 77033	77033
(Address of Principal Executive Offices)	(Zip Code)

C-Bond Systems, Inc. 2018 Long-Term Incentive Plan

(Full title of the plan)

Scott R. Silverman

Chairman and Chief Executive Officer

6035 South Loop East
Houston, Texas 77033

Telephone: 832-649-5658

Copies to:

Brian P. Fenske

Norton Rose Fulbright US LLP

Fulbright Tower

1301 McKinney, Suite 5100

Houston, Texas 77010

Telephone: (713) 651-5557

Facsimile: (713) 651-5246

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a0((2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.001 par value per share	25,000,000 shares	$1.55	$38,750,000	$4,824.38

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) also covers an additional indeterminable number of shares as may be necessary to adjust the number of shares being offered or issued pursuant to the plan as a result of stock splits, stock dividends or similar transactions.

(2) Represents 25,000,000 shares of C-Bond Systems, Inc.’s common stock, $0.001 par value per share (the “Common Stock”), available for grants under the C-Bond Systems, Inc. 2018 Long Term Incentive Plan (the “2018 Plan”). The aggregate number of shares of Common Stock that may be issued under the 2018 Plan is 50,000,000 shares. C-Bond Systems, Inc. will file an additional Registration Statement on Form S-8 to register the remaining 25,000,000 shares under the 2018 Plan and any additional number of shares that may again become available for delivery with respect to awards under the 2018 Plan pursuant to the share counting, share recycling and other terms and conditions of the 2018 Plan. Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act, based upon the average of the bid and asked price of Common Stock on September 24, 2018, as reported on the OTC Pink marketplace, of $1.55.

part i

information required in the section 10(A) prospectus

The documents containing the information specified by Part I, Items 1 and 2, of Form S-8 have been or will be delivered to participants in the C-Bond Systems, Inc. 2018 Long-Term Incentive Plan, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act and the instructions to Form S-8. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of the Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

ITEM 1.	Plan Information.

Not required to be filed with this Registration Statement.

ITEM 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

C-Bond Systems, Inc., (“C-Bond,” the “Company,” or the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents and information previously filed with the Commission:

(i)	Annual Report on Form 10-K for our fiscal year ended December 31, 2017, filed with the Commission on February 21, 2018.

(iii)	Quarterly Reports on Form 10-Q filed on April 24, 2018 and August 14, 2018.

(ii)	The Company’s Current Reports on Form 8-K filed on May 1, 2018, June 7, 2018, June 8, 2018, June 29, 2018, and July 20, 2018.

(iv)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on January 18, 2008, as supplemented by the Company’s Form 10 information in its Current Report on Form 8-K, filed with the Commission on May 1, 2018.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.	Description of Securities.

Not applicable.

ITEM 5.	Interest of Named Experts and Counsel.

Not applicable.

ITEM 6.	Indemnification of Directors and Officers.

Section 7-108-402 of the Colorado Business Corporation Act provides that the articles of incorporation of a Colorado corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 7-108-403 of the Colorado Business Corporation Act (regarding liability of directors for unlawful distributions), or (iv) for any transaction from which the director directly or indirectly derived an improper personal benefit. Such a provision in the articles of incorporation shall not eliminate or limit the liability of a director to the corporation or to its shareholders for monetary damages for any act or omission occurring before the date on which the provision becomes effective. Section 7-108-402 further provides that no director or officer shall be personally liable for any injury to persons or property arising out of a tort committed by any employee unless such director or officer (i) was personally involved in the situation giving rise to the litigation or (ii) committed a criminal offense in connection with such situation. The Company’s amended and restated articles of incorporation and amended and restated bylaws provide for indemnification by of its directors, officers, employees, and agents to the fullest extent permitted by law.

Section 7-109-103 of the Colorado Business Corporation Act provides that, unless limited by its articles of incorporation, a Colorado corporation must indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a “Proceeding”), to which that person was a party because the person is or was a director of the corporation or an individual who, while a director of the corporation, is or was serving at the corporation's request as a director, officer, agent, business associate, employee, fiduciary, manager, member, partner, promoter, trustee of, or any similar position with, another domestic or foreign entity or of an employee benefit plan (a “Director”), against reasonable expenses incurred by the Director in connection with the Proceeding. The Company’s amended and restated articles of incorporation do not contain any such limitation.

Section 7-109-102 of the Colorado Business Corporation Act provides, generally, that a Colorado corporation may indemnify a person made a party to a Proceeding because the person is or was a Director against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred in the Proceeding if (i) the Director's conduct was in good faith and (ii) the Director reasonably believed, (a) in the case of conduct in an official capacity with the corporation, that the Director's conduct was in the corporation's best interests and, (b) in all other cases, that the Director's conduct was at least not opposed to the corporation's best interests and, (iii) with respect to any criminal proceeding, the Director had no reasonable cause to believe that his or her conduct was unlawful. Section 7-109-102 further provides that a corporation may not indemnify a Director in connection with any Proceeding charging that the Director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the Director was adjudged liable on the basis that the Director derived an improper personal benefit.

Section 7-109-106 provides that the determination that indemnification of a Director is permissible shall be made (i) by the board of directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the Proceeding shall be counted in satisfying the quorum; (ii) if a quorum cannot be obtained, by a majority vote of a committee of the board of directors designated by the board of directors, which committee shall consist of two or more directors not parties to the Proceeding (except that Directors who are parties to the Proceeding may participate in the designation of directors for the committee); or (iii) if a quorum cannot be obtained and a committee cannot be established, or if a majority of the directors constituting such quorum or such committee so directs, by independent legal counsel (pursuant to the voting requirements under Section 7-109-106) or by the shareholders.

Under Section 7-109-105 of the Colorado Business Corporation Act, unless otherwise provided in the articles of incorporation, a Director may apply for indemnification to a court of competent jurisdiction. After giving any notice the court considers necessary, the court may order indemnification in the following manner: (i) if the court determines that the Director is entitled to mandatory indemnification under Section 7-109-103, the court shall order (a) indemnification and (b) payment by the corporation of the Director's reasonable expenses incurred to obtain court-ordered indemnification; and (ii) if the court determines that the Director is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the Director met the standard of conduct under Section 7-109-102 or was adjudged liable (a) in an action by or in the right of the corporation or (b) on the basis that he or she derived an improper personal benefit, the court may order indemnification as it deems proper (except that the indemnification in these circumstances is limited to the reasonable expenses incurred in connection with the Proceeding and reasonable expenses incurred to obtain court-ordered indemnification).

Under Section 7-109-107 of the Colorado Business Corporation Act, unless otherwise provided in the articles of incorporation, an officer is entitled to mandatory indemnification under Section 7-109-103, and to apply for court-ordered indemnification under Section 7-109-105, in each case to the same extent as a Director. A Colorado corporation may indemnify and advance expenses to (i) an officer, employee, fiduciary, or agent of the corporation to the same extent as to a Director and (ii) an officer, employee, fiduciary, or agent who is not a Director to a greater extent, if not inconsistent with public policy and if provided for by its bylaws, general or specific action of its board of directors or shareholders, or contract. Section 7-109-104 of the Colorado Business Corporation Act authorizes a Colorado corporation to pay for or reimburse the reasonable expenses incurred by a Director in defending a Proceeding in advance of final disposition of the Proceeding if (i) the Director furnishes a written affirmation of the Director's good-faith belief that the Director has met the standard of conduct under Section 7-109-102, (ii) the Director furnishes a written undertaking to repay the advance if it is ultimately determined that the Director did not meet the standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under the Colorado Business Corporation Act.

Further, the Company’s amended articles of incorporation and bylaws provide that the Company must indemnify its directors and officers to the fullest extent authorized by law. The Company’s may also purchase insurance on behalf of an existing or former officer, employee, director or agent against any liability asserted against and incurred by that person in such capacity, or arising out of that person's status in such capacity. The Company believes that these indemnification provisions and the directors' and officers' insurance are useful to attract and retain qualified directors and executive officers.

ITEM 7.	Exemption from Registration Claimed.

Not Applicable.

ITEM 8.	Exhibits.

The “Exhibit Index” section of this Registration Statement is incorporated herein by reference.

ITEM 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 25, 2018.

C-BOND SYSTEMS, INC.

By:	/s/ Scott R. Silverman
Scott R. Silverman
Chairman of the Board, President and
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of C-Bond Systems, Inc., hereby severally constitute and appoint Scott R. Silverman and Vince Pugliese, and each of them singly (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Scott R. Silverman	Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	September 25, 2018
Scott R. Silverman

/s/ Vince Pugliese	Chief Operating Officer, President, Interim Chief Financial Officer, and Treasurer (Principal Financial and Accounting Officer)	September 25, 2018
Vince Pugliese

/s/ Barry M. Edelstein	Director	September 25, 2018
Barry M. Edelstein

/s/ Scott V. Thomsen	Director	September 25, 2018
Scott V. Thomsen

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s SB-2 Registration Statement filed with SEC on January 2, 2008, File No. 333-148440).
4.2	First Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.3 to the Company’s Quarterly Report on Form 10-Q filed with SEC on August 11, 2014, File No. 000-53029).
4.3	Second Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company’s current report on Form 8-K, filed with the SEC on July 20, 2018, File No.000-53029).
4.4	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the SEC on June 8, 2018, File. No. 000-53029).
5.1*	Opinion of Norton Rose Fulbright US LLP regarding legality of securities being registered
23.1*	Consent of EKS&H LLLP, independent registered public accounting firm
23.2*	Consent of Salberg & Company, P.A., independent registered public accounting firm
23.3*	Consent of Norton Rose Fulbright US LLP (contained in Exhibit 5.1)
24.1*	Power of Attorney (included as part of signature page to this Registration Statement)
99.1*	C-Bond Systems, Inc. 2018 Long-Term Incentive Plan
99.2*	Form of C-Bond Systems, Inc. Restricted Stock Award Agreement
99.3*	Form of C-Bond Systems, Inc. Nonqualified Stock Option Award Agreement

* Filed herewith.